UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2009

ARVINMERITOR, INC.
(Exact name of registrant as specified in its charter)

                        Indiana                               1-15983                         38-3354643
        (State or other jurisdiction          (Commission                   (IRS Employer

                of incorporation)                      File No.)                     Identification No.)

2135 West Maple Road

Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation Actions

Effective January 16, 2009, ArvinMeritor, Inc. (“ArvinMeritor”) temporarily decreased the base salaries of its senior executives by 10% as part of a more general cost cutting initiative in response to worsening economic conditions. On November 5, 2009, the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) reinstated the original salary levels of such executives effective November 1, 2009. On November 6, 2009, the full Board of Directors also reinstated the company match on its 401K savings plans, effective November 16, 2009, which had also been temporarily suspended due to economic conditions.

On November 5, 2009, the Compensation Committee also increased the annual base salaries, effective January 1, 2010, of Jeffrey A. Craig, Senior Vice President and Chief Financial Officer, and Carsten Reinhardt, Senior Vice President and President, Commercial Vehicle Systems, to $478,000 per year and $600,000 per year, respectively.

On November 5, 2009, the Compensation Committee approved performance goals in connection with a cash performance plan under the 2007 Long-Term Incentive Plan, as amended, for the three-year performance period ending September 30, 2012. A description of these performance goals is filed as an exhibit to this Form 8-K and incorporated herein by reference. On November 5, 2009, the Compensation Committee also approved annual incentive goals for fiscal year 2010 under the Incentive Compensation Plan, as amended. Descriptions of these annual incentive goals are filed as an exhibit to this Form 8-K and incorporated herein by reference.

Executive Officer Appointments

On November 6, 2009, the Board of Directors of ArvinMeritor appointed Carsten Reinhardt as Senior Vice President and Chief Operating Officer and appointed the following additional executive officers: Timothy E. Bowes, Vice President and President, Industrial, and Joseph Mejaly, Vice President and President, Aftermarket & Trailer.

Mr. Bowes, 46, held the position of vice president and managing director, Asia Pacific, for ArvinMeritor prior to his appointment as President, Industrial. Mr. Bowes was formerly vice president of ArvinMeritor’s Specialty Products business group. He joined ArvinMeritor in December 2005 as the general manager of Specialty Products. Prior to joining the company, Mr. Bowes held senior level management positions at automotive suppliers including Hilite International, ITT Automotive and Intermet Corporation.

Mr. Mejaly, 49, held the position of vice president and general manager of ArvinMeritor’s Commercial Vehicle Aftermarket and Trailer business prior to his appointment as President, Aftermarket & Trailer, and prior to that, held roles of increasing responsibility including director of Customer Support for Commercial Vehicle Systems. Mr. Mejaly joined the company in 1985.

In conjunction with the Board’s appointment of Messrs. Bowes and Mejaly as executive officers, the Compensation Committee approved, effective January 1, 2010, annual base salaries of $300,000 per year for each officer as well as an annual incentive compensation target of 45% of their annual base salary and a fiscal year 2010-2012 performance plan cash award target of $150,000 for each officer.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Bowes or Mr. Mejaly and any of ArvinMeritor’s executive officers and any director, executive officer or person nominated to become a director or executive officer. No officer of ArvinMeritor was selected pursuant to any arrangement or understanding between him or her and any person other than ArvinMeritor. In addition, Mr. Bowes and Mr. Mejaly did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01.     Other Events

At a meeting held on January 30, 2009, the Board of Directors of ArvinMeritor reduced the amount of their own annual compensation by 10% until further notice due to worsening economic conditions and in light of the temporary reduction in executive and other salaries. In conjunction with the reinstatement of executive salaries, the Board of Directors on November 6, 2009, also reinstated director annual compensation to suspend the temporary 10% reduction.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

10a-	Description of Performance Goals Established in Connection with 2010-2012 Cash Performance Plan under the 2007 Long-Term Incentive Plan.

10b-	Description of Annual Incentive Goals Established for Fiscal Year 2010 under the Incentive Compensation Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         ARVINMERITOR, INC.

By:_/s/ Vernon G. Baker, II_____

             Vernon G. Baker, II

                                                                      Senior Vice President and General Counsel

Date: November 11, 2009

EXHIBIT INDEX

Exhibit No.       Description

10a-	Description of Performance Goals Established in Connection with 2010-2012 Cash Performance Plan under the 2007 Long-Term Incentive Plan.

10b-	Description of Annual Incentive Goals Established for Fiscal Year 2010 under the Incentive Compensation Plan.